EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

           Is this the
Series                                                            last filing
Number Series Name                                  for this series?
                                                                   (Y or N)
118  O'Shaughnessy Market Leaders Value Fund          N
119                  O'Shaughnessy Small Cap Value Fund                             N

Please refer to the Semi-Annual Report to Shareholders dated January 31, 2018 to be filed on Form N-CSR for additional information concerning the Funds.